SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant  / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement             / / Confidential, for use of the
                                                Commission only (as permitted
                                                By Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/x/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-12

                            WACHOVIA CORPORATION
------------------------------------------------------------------------------
              (Name of Registrant As Specified In Its Charter)

                            SUNTRUST BANKS, INC.
------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)    Title of each class of securities to which transaction applies:
------------------------------------------------------------------------------
2)    Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):
------------------------------------------------------------------------------

4)    Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------
5)    Total fee paid:
------------------------------------------------------------------------------
/ /   Fee paid previously with preliminary materials.
------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)    Amount previously paid:
------------------------------------------------------------------------------
2)    Form, Schedule or Registration Statement No.
------------------------------------------------------------------------------
3)    Filing party:
------------------------------------------------------------------------------
4)    Date filed:
------------------------------------------------------------------------------

   The following is a press release issued today by SunTrust Banks, Inc.

                        [Logo SunTrust Banks, Inc.]


Contacts:
Investors                 Media                George Sard/Debbie Miller/
Gary Peacock              Barry Koling         Denise DesChenes
SunTrust                  SunTrust             Citigate Sard Verbinnen
404-658-4879              404-230-5268         212-687-8080

For Immediate Release
July 16, 2001

              SUNTRUST SAYS EXISTING OFFER IS BEST AND FINAL;
           CONFIRMS WILL SHARE SAVINGS WITH WACHOVIA SHAREHOLDERS
                       IF LOCK-UP OPTION INVALIDATED

      ATLANTA, GA - SunTrust Banks, Inc. (NYSE:STI) announced today that its existing offer of 1.081 shares of SunTrust common stock for each Wachovia share is its best and final financial proposal.
      "We have said all along that our proposal is better than First Union's for Wachovia's shareholders given its higher current value, simpler and better dividend and SunTrust's stronger currency and track record," said L. Phillip Humann, Chairman, President and Chief Executive Officer of SunTrust. "Because we believe our offer is superior and to eliminate any market perception or expectation that we might raise our offer, we are confirming today that the 1.081 exchange ratio is best and final. As such, there will be no revisions to the financial terms of our offer.
      "Given our more compatible culture and more conservative cost-saving assumptions, SunTrust also believes its proposal is better for all of Wachovia's constituents - shareholders, employees, customers and communities. SunTrust believes that Wachovia shareholders will recognize that becoming shareholders of SunTrust - a company with a similar risk profile to Wachovia - is preferable to becoming shareholders of First Union, a company with a more volatile earnings mix, a higher risk profile and a checkered acquisition history that has destroyed significant shareholder value."
      Humann continued, "We work for the SunTrust shareholders, and we will not do a deal that is not good for them. This is a very attractive financial transaction for SunTrust shareholders at this price, generating over 6% cash earnings accretion after cost savings are fully phased-in. The transaction provides SunTrust shareholders with a 39% dividend increase, or an annual dividend of $2.22 per share, and the merger puts SunTrust in a position to continue to generate excess capital for investment in attractive areas. SunTrust/Wachovia will be an extraordinarily high quality institution, strategically positioned as a financial services leader in the attractive Southeast. The combined organization would fully leverage the talented people of both Wachovia and SunTrust."
      SunTrust also reiterated that if the lock-up option that Wachovia granted to First Union is permanently invalidated, SunTrust would pay Wachovia shareholders $440 million in cash, or approximately $2.16 per share, which otherwise would have been paid to First Union. Based on last Friday's closing prices, this would make SunTrust's offer worth $72.91 per Wachovia share, or $3.39 more per share than First Union's proposal. The $440 million represents the assumed in-the-money value of the option at the time SunTrust first made its proposal for Wachovia that was reflected in SunTrust's financial projections to the investment community.
      SunTrust will continue to solicit proxies from Wachovia shareholders against approval of the First Union transaction and remains fully committed to pursuing a transaction with Wachovia. SunTrust encourages Wachovia shareholders to send a strong and definitive message to the Wachovia board by voting against the ill-conceived combination with First Union. If the Wachovia shareholders reject the First Union proposal, SunTrust intends to negotiate a combination with Wachovia.
      SunTrust is currently challenging in the North Carolina business court a number of aspects of the First Union merger, including the egregious terms of the lock-up stock option granted to First Union. Tomorrow, SunTrust will present its arguments to the judge presiding over that case.
CONFERENCE CALL INFORMATION
      SunTrust senior management will hold an investor/analyst conference call today at 1 p.m. EDT. Individuals can access the call by dialing (800) 493-3979 or (303) 804-1806 outside the U.S. A replay of the conference call will be available beginning later today by dialing (800) 625-5288 (303-804-1855 outside the U.S.) and entering pass code 1123654.
       SunTrust Banks, Inc., based in Atlanta, Georgia, is the nation's 9th largest commercial banking organization. The Company provides a wide range of services to meet the financial needs of its growing customer base in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia, and the District of Columbia. Its primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage and investment services. SunTrust's Internet address is www.suntrust.com
                                   # # #
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust and Wachovia Corporation, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

 The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger;
(5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause SunTrust's results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

On May 14, 2001, SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).